SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                       MARINE DRILLING COMPANIES, INC.
                (Name of Registrant as Specified in its Charter)


      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                         MARINE DRILLING COMPANIES, INC.
                     ONE SUGAR CREEK CENTER BLVD., SUITE 600
                             SUGAR LAND, TEXAS 77479



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 13, 1999


       Notice is hereby given that the annual meeting of stockholders of Marine Drilling Companies, Inc. ("the Company") will be held at the Windsor Court Hotel, 300 Gravier Street, New Orleans, Louisiana on Thursday, May 13, 1999 at 1 p.m., New Orleans time, for the following purposes:

    1. To elect a board of seven (7) directors to serve until the next annual meeting of shareholders or until their successors are elected and qualified; and

    2. To transact such other business as may properly be brought before the meeting or any adjournments thereof.

       Stockholders of record of the Company's Common Stock at the close of business on April 2, 1999 will be entitled to notice of and to vote at the meeting or any adjournments thereof. A list of such stockholders will be available at the time and place of the meeting and at the Company's offices, One Sugar Creek Center Blvd., Suite 600, Sugar Land, Texas 77478-3556, during the ten days preceding the meeting.

       Your vote is important. Whether or not you plan to attend the annual meeting in person, we request that you sign, date and return the enclosed proxy card promptly in the enclosed stamped envelope. The prompt return of proxies will ensure a quorum and save the Company the expense of further solicitation.



                                             By Order of the Board of Directors,




                                                  T. SCOTT O'KEEFE
                                                  SECRETARY



April 8, 1999

                         MARINE DRILLING COMPANIES, INC.
                     ONE SUGAR CREEK CENTER BLVD., SUITE 600
                             SUGAR LAND, TEXAS 77479

                                 PROXY STATEMENT


       This proxy statement is being furnished to the stockholders of Marine Drilling Companies, Inc. (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors for use at the annual meeting of stockholders ("Annual Meeting") to be held at the Windsor Court Hotel, 300 Gravier Street, in New Orleans, Louisiana on Thursday, May 13, 1999 at 1:00 p.m. CDT and any adjournments thereof, for the purposes set forth in the accompanying notice. The approximate date on which this proxy statement and the form of proxy are first being sent or given to stockholders of the Company is April 8, 1999.

       At the Annual Meeting, the holders of shares of common stock, par value $.01 per share, of the Company (the "Common Stock") will be asked (i) to consider and vote upon the election of seven persons to serve on the Board of Directors of the Company; and (ii) to consider and take action upon such other matters as may properly come before the Annual Meeting.

       All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated with respect to any shares for which properly executed proxies have been received and which are eligible to vote, such proxies will be voted FOR the Board of Directors' nominees for directors. If any other matters are properly presented at the Annual Meeting for action, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment as to the best interests of the Company. The Board of Directors of the Company does not know of any other matters to be brought before the Annual Meeting.

       Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by any of the following actions: (i) filing with the Secretary of the Company, at or before the Annual Meeting, but in any event prior to the vote on the matter as to which revocation is sought, a written notice of revocation bearing a later date than the proxy; (ii) duly executing and submitting a subsequent proxy relating to the Annual Meeting; or (iii) voting in person at the Annual Meeting (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to the Secretary of the Company at the Company's principal executive offices, One Sugar Creek Center Blvd., Suite 600, Sugar Land, Texas 77478-3556.

       The close of business on April 2, 1999 (the "Record Date") was the date fixed by the Board of Directors for the determination of stockholders of record entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. On April 2, 1999, the Company had 52,471,042 outstanding shares of Common Stock, constituting the only class of stock outstanding. The holders of a majority of the outstanding shares of Common Stock as of the Record Date, present in person or represented by proxy and eligible to vote, will constitute a quorum at the Annual Meeting. A list of such stockholders will be available at the time and place of the meeting and at the Company's offices, One Sugar Creek Center Blvd., Suite 600, Sugar Land, Texas 77478-3556, during the ten days preceding the meeting.

       Each share of Common Stock is entitled to one vote at the Annual Meeting with respect to each matter to be voted upon. The persons named in the accompanying proxy will vote for the nominees named herein unless specifically instructed to the contrary.

                         ITEM 1 - ELECTION OF DIRECTORS

       The Company's Board of Directors currently consists of seven directors. Seven directors will be elected at the 1999 Annual Meeting of Stockholders to serve until the next Annual Meeting of Stockholders or until the election and qualification of their respective successors.

       It is intended that the proxies received from holders of the Company's Common Stock, in the absence of contrary instructions, will be voted at the 1999 Annual Meeting for the election of the nominees for director whose names are set forth below. Although the Company does not contemplate that any of the nominees will be unable to serve, decline to serve, or otherwise be unavailable as a nominee at the time of the Annual Meeting, in such event the proxies will be voted in accordance with the authority granted in the proxies for such other candidate or candidates as may be nominated by the Board of Directors. Each of the nominees named below has consented to being named in this proxy statement and to serve if elected.

       The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required for the election of directors. Abstentions from voting and broker non-votes will have the same legal effect as a vote against a director.

NOMINEES FOR DIRECTOR

       The following table sets forth certain information as of the Record Date for each nominee for director, including his name, age, position with the Company, and the year he became a director of the Company.

                                                                                     DIRECTOR
        NAME                       AGE      POSITION WITH THE COMPANY                 SINCE
       ----------------------      ---      ----------------------------------       --------
       Robert L. Barbanell (1)..... 68      Director and Chairman of the Board         1995
       David A. B. Brown (2)....... 55      Director                                   1995
       Howard I. Bull (1).......... 58      Director                                   1995
       J. C. Burton (1)............ 60      Director                                   1998
       Jan Rask.................... 43      President, Chief Executive Officer
                                            and Director                               1996
       David B. Robson (2)......... 59      Director                                   1998
       Robert C. Thomas (2)........ 70      Director                                   1998

       (1)  Member, Compensation Committee of the Board of Directors
       (2)  Member, Audit Committee of the Board of Directors

       ROBERT L. BARBANELL has been a Director of the Company since June 1995 and served as its interim President from May 9, 1996 to July 18, 1996. Mr. Barbanell has served as President of Robert L. Barbanell Associates, Inc., a financial consulting firm since July 1994. Mr. Barbanell was employed by Bankers Trust New York Corporation from June 1986 to June 1994 as Managing Director and from December 1981 to June 1986 as Senior Vice President. He is also a Director of Cantel Industries, Inc., Kaye Group, Inc. and Sentry Technology Corporation.

       DAVID A. B. BROWN has been a Director of the Company since June 1995. Mr. Brown has served as President of The Windsor Group, Inc., a strategy consulting firm, since 1984. Prior thereto, Mr. Brown was Chairman of the Board of the Comstock Group from 1988 to 1990. Mr. Brown is a Director of BTU International Inc. and EMCOR Group, Inc.

       HOWARD I. BULL, a private investor, has been a Director of the Company since June 1995. Mr. Bull served as President, Director and Chief Executive Officer of Dal-Tile International Inc., a manufacturer and distributor of ceramic tile, from April 1994 to June 1997. Prior thereto, Mr. Bull served as President of the Air Conditioning Business Group of York International Corporation ("York") from May 1992 to February 1993 and as the President of the York Applied Systems Division of York from January 1990 to May 1992. From February 1979 to November 1990, Mr. Bull was employed by Baker Hughes, Inc. in several executive positions. Mr. Bull is a Director of National Oilwell, Inc.

       J. C. BURTON has been a Director of the Company since May 1998. He served in various engineering and managerial positions with Amoco Corporation from 1963 until his retirement on March 31, 1998. Most recently, he was Group Vice President, International Operations Group for Amoco Exploration and Production Company.

       JAN RASK has been President, Chief Executive Officer and Director since June 1996. Mr. Rask served as President and Chief Executive Officer of Arethusa (Off-Shore) Limited from May 1993 until its acquisition by Diamond Offshore Drilling, Inc. in April 1996. Mr. Rask joined Arethusa's principal operating subsidiary in 1990 as its President and Chief Executive Officer. Mr. Rask is a Director of Veritas DGC Inc.

       DAVID B. ROBSON has been a Director of the Company since May 1998. He has served as Chairman of the Board and Chief Executive Officer of Veritas DGC Inc. since August 1996. Prior thereto, he held similar positions with Veritas Energy Services Inc. and its predecessors since 1974.

       ROBERT C. THOMAS has been a Director of the Company since February 1998. Mr. Thomas served as Senior Associate of Cambridge Energy Research Associates from June 1994 to December 1997. Prior thereto, he served as Chairman and Chief Executive Officer of Tenneco Gas, a subsidiary of Tenneco, Inc., from June 1990 to March 1994. Mr. Thomas is also a Director of PetroCorp Incorporated.

BOARD OF DIRECTORS AND COMMITTEES

       The Company's Board of Directors currently has seven members. During 1998, the Board of Directors held seven meetings. In addition, some decisions made by the Board of Directors were formalized during 1998 through the execution of one unanimous written consent. The Board has three standing committees which are discussed below: (i) the Personnel and Compensation Committee, (ii) the Audit Committee and (iii) the Executive Committee. The Board does not have a nominating committee. Each director attended at least 75% of the meetings held during 1998 by the Board and their applicable committees, except for Mr. Robson who attended 73% of the meetings held since he was elected a director May 1998.

       PERSONNEL AND COMPENSATION COMMITTEE -- The Personnel and Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") currently consists of three members: Howard I. Bull (Chairman), Robert L. Barbanell, and J. C. Burton. The purpose of the Compensation Committee is to ensure that the Company has a broad plan of executive compensation that is competitive and motivating to the degree that it will attract, hold and inspire performance of managerial and other key personnel, thereby enhancing the growth and profitability of the Company. During 1998, the Compensation Committee held nine meetings.

       AUDIT COMMITTEE -- The Company's Audit Committee currently consists of three members: David A. B. Brown (Chairman), David B. Robson and Robert C. Thomas. The functions of the Audit Committee include recommending the firm of independent auditors for each fiscal year, approving the nature of the professional services provided by the independent auditors and reviewing the independence of the auditors. The Audit Committee also confers with management from time to time on financial reporting and internal control matters. During 1998, the Audit Committee held two meetings.

       EXECUTIVE COMMITTEE -- The Company's Executive Committee currently consists of three members: Robert L. Barbanell, David A. B. Brown and Jan Rask. The Executive Committee was established to accelerate the process of reviewing projects to be proposed to the full Board and to facilitate the consummation of projects that have received prior Board approval. During 1998, the Executive Committee held five meetings.

DIRECTOR COMPENSATION AND EXPENSES

       The Company's non-employee directors are paid a $24,000 annual retainer with $12,000 being paid in cash and $12,000 being paid in Company Common Stock. In addition, quarterly retainers are paid to certain non-employee directors for additional responsibilities, including the Chairman of the Board ($10,000), non-employee members of the Executive Committee excluding the Chairman of the Board ($5,000), and Chairman of the Audit and Compensation Committees ($500).

       In addition, meeting fees of $500 are paid to non-employee directors for each board meeting attended, whether by teleconference or otherwise. Members of the Compensation Committee and Audit Committee are also paid $500 for each committee meeting attended unless the meetings are held the same day as a board meeting, in which case the meeting fee is $250.

       Pursuant to the Company's 1995 Non-Employee Directors' Plan (the "Directors' Plan"), each non-employee director receives an option to purchase 10,000 shares of the Company's Common Stock upon his initial election or appointment to the Board of Directors. Additionally, an option to purchase 2,500 shares of the Company's Common Stock is granted to each non-employee director upon each successive election to the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       The following table sets forth information with respect to the shares of Common Stock (the only class of securities of the Company) owned of record and beneficially as of the Record Date by (i) all persons who own of record or are known by the Company to own beneficially more than 5% of the outstanding shares of such class of stock, (ii) each current director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table included elsewhere herein and (iv) all directors and executive officers of the Company as a group:

                                                            COMMON STOCK
                                                      -------------------------
                                                        NUMBER      PERCENTAGE
                                                         OF         OF COMMON
STOCKHOLDER                                            SHARES (1)   STOCK OWNED
-----------                                           -----------   -----------
FMR Corp. (2) .....................................     5,588,300          10.7%
   82 Devonshire Street
   Boston, MA 02109
Hugh L. Adkins (3) ................................        49,991             *
Robert L. Barbanell (4) ...........................        36,595             *
V. G. "Buddy" Bounds (3) ..........................       102,083             *
David A. B. Brown (3) .............................        10,733             *
Howard I. Bull (3) ................................        27,522             *
J. C. Burton (3) ..................................        10,630             *
T. Scott O'Keefe (3) ..............................        44,532             *
Jan Rask (3) ......................................       359,610             *
David B. Robson (3) ...............................        10,630             *
Danny R. Richardson (5) ...........................          --               *
Robert C. Thomas (3) ..............................        13,842             *

All executive officers and directors
 as a group (11 persons) (6) ......................       666,168           1.3%

------------
*  Less than one percent

FOOTNOTES:

(1) Includes shares of Common Stock held by the Marine Drilling Companies 401(k) Profit Sharing Plan for the accounts of the executive officers as follows: Mr. Rask - 1,177 shares, Mr. Adkins - 5,717 shares and Mr. O'Keefe - 782 shares.

(2) Based on a Schedule 13G dated as of January 7, 1999, FMR Corp. may be deemed to be the beneficial owner of 5,588,300 shares of common stock.

(3) Includes the following number of shares which the named individual has the right to acquire upon exercise of stock options exercisable within sixty
      (60) days of the Record Date: Mr. Adkins - 43,750; Mr. Bounds - 102,083; Mr. Barbanell - 15,000; Mr. Brown - 7,500; Mr. Bull - 17,500; Mr. Burton - 10,000; Mr. O'Keefe - 43,750; Mr. Rask - 333,333; Mr. Robson - 10,000; and
      Mr. Thomas - 12,500.

(4) Includes 6,666 shares held by the Barbanell Family 1998 Trust. Mr. Barbanell disclaims any beneficial interest in all shares owned by the trust.

(5) Mr. Richardson was Senior Vice President - Marketing of the Company until his resignation on December 31, 1998.

(6) Included are 595,416 shares subject to options held by the executive officers and directors, which are exercisable within sixty (60) days of the Record Date.

EXECUTIVE OFFICERS

       The executive officers of the Company serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board of Directors at its first meeting following the annual meeting of shareholders. The Company's executive officers are as follows:

         NAME               AGE                      POSITION WITH THE COMPANY
-----------------------    ------    -----------------------------------------------------------
Jan Rask                    43       President, Chief Executive Officer and Director
Hugh L. Adkins              51       Executive Vice President and Chief Operating Officer
V. G. "Buddy" Bounds        62       Senior Vice President - Projects
T. Scott O'Keefe            43       Senior Vice President, Chief Financial Officer and Secretary
O. Peter Blom               51       Vice President - Engineering and Business Development
George H. Gentry, III       40       Vice President - Human Resources
Dale W. Wilhelm             36       Vice President and Controller

       JAN RASK was appointed President, Chief Executive Officer and Director of the Company in June 1996. Prior to joining the Company, he was President and Chief Executive Officer of Arethusa (Off-Shore) Limited since 1993. He joined Arethusa Off-Shore Company in 1990 as its President and Chief Executive Officer. From 1985 to 1990, Mr. Rask was Executive Vice President of Frontline AB, a Swedish shipping company.

       HUGH L. ADKINS was appointed Executive Vice President and Chief Operating Officer in January 1998. He served as Senior Vice President and Operating Manager from March 1993 until January 1998. From March 1992 until March 1993, he was Vice President and Operations Manager. Prior to that time he was Safety Manager of the Company from August 1990 to March 1992. Mr. Adkins is a director of Norton Drilling Services.

       V. G. "BUDDY'" BOUNDS was appointed Senior Vice President - Projects of the Company in January 1998. Prior to that time he served as Director of Deepwater Operations since joining the Company in October 1996. Prior to joining the Company, he was Senior Vice President - Operations of Arethusa Off-Shore Company since 1992, after serving in the same position with Zapata Offshore Company from March 1990 to September 1992.

       T. SCOTT O'KEEFE joined the Company in January 1998 as Senior Vice President, Chief Financial Officer and Secretary. Prior to joining the Company he was Senior Vice President and Chief Financial Officer of Grey Wolf, Inc. since September 1996. From April 1995 through August 1996, Mr. O'Keefe was a financial consultant providing services to various companies including Grey Wolf, Inc. Prior to April 1995, he was with Convest Energy Corporation and its affiliates for approximately ten years, most recently as Vice President and Chief Financial Officer. Mr. O'Keefe is a certified public accountant.

       O. PETER BLOM joined the Company in August 1998 as Vice President - Engineering and Business Development. Mr. Blom served as Vice President - Operations and Business Development of Arethusa (Offshore) Limited from May 1992 until its acquisition by Diamond Offshore Drilling, Inc. in April 1996. He joined Arethusa's principal operating subsidiary as its Vice President in 1990 and has held other leading positions in the offshore drilling industry since 1975.

       GEORGE H. GENTRY, III joined the Company in November 1998 as Vice President - Human Resources. Prior to joining the Company he was Director of Human Resources for Input/Output, Inc. from October 1997 until November 1998. Prior to joining Input/Output he was with Tenneco Energy for thirteen years, most recently as Vice President, Human Resources.

       DALE W. WILHELM joined the Company in May 1998 as Vice President and Controller. Prior to joining the Company, he was Corporate Controller of Continental Emsco Company since August 1997 and Serv-Tech, Inc. since September 1994. Before joining Serv-Tech, Inc., he was Assistant Corporate Controller of CRSS Inc. since May 1990. Prior to that time Mr. Wilhelm was with the public accounting and consulting firm of KPMG Peat Marwick since September 1985, most recently as Audit Manager. Mr. Wilhelm is a certified public accountant.

                   EXECUTIVE COMPENSATION AND RELATED MATTERS

       The following table sets forth information with respect to the compensation of the Company's chief executive officer and each of the four other most highly compensated executive officers who were serving as executive officers as of December 31, 1998. These five individuals are the "Named Executive Officers."

                                                                                            LONG-TERM
                                                                                           COMPENSATION
                                                           ANNUAL COMPENSATION               AWARDS
                                                   -------------------------------------    SECURITIES
                                                                              OTHER         UNDERLYING
      NAME AND                                                                ANNUAL           STOCK         ALL OTHER
 PRINCIPAL POSITION                        YEAR    SALARY      BONUS(1)    COMPENSATION     OPTIONS(#)    COMPENSATION(2)
-------------------                        ----    --------    --------    -------------    ----------    ---------------
Jan Rask(3) ...........................    1998    $349,992    $107,059             --            --      $        25,501
Director, President ...................    1997     300,000     200,000             --            --               19,838
& CEO .................................    1996     136,538      98,269             --         500,000              2,921

T. Scott O'Keefe(3) ...................    1998     201,250     146,643             --         200,000              8,240
CFO & SVP

Hugh L. Adkins ........................    1998     173,750      74,285             --         100,000             16,130
COO & EVP - ...........................    1997     141,486      70,884             --            --                9,243
Operations ............................    1996     135,000      67,500             --            --               11,357

V.G. "Buddy" Bounds(3) ................    1998     144,456      16,999             --          75,000              5,377
SVP - Projects ........................    1997     135,000      67,500             --            --                4,984
                                           1996      24,577        --               --         125,000                831

Danny R. Richardson(3) ................    1998     132,709        --               --          75,000              2,407
SVP - Marketing .......................    1997     141,486      70,884             --            --                2,155
                                           1996      62,494      31,197             --         125,000                937

FOOTNOTES:

(1) Performance bonuses for 1998 were based on achievement of certain goals, some of which are not yet quantifiable. The amounts shown were paid and additional bonuses up to $125,125, $47,797, $41,266, and $16,251 for
      Messrs. Rask, O'Keefe, Adkins and Bounds, respectively, may be paid during 1999 once specific goals are quantifiable.

(2) "All Other Compensation" includes $8,000 for Mr. Rask, $7,350 for Mr. O'Keefe and $8,000 for Mr. Adkins related to the Marine Drilling Companies 401(k) Plan. These totals include the value of the Company's matching contributions of up to 6% of qualified compensation. Accrued benefits related to the Marine Drilling Companies, Inc. Executive Deferred Compensation Plan were $16,583 for Mr. Rask and $5,559 for Mr. Adkins including the value of the Company's matching contributions of up to 6%. Benefits related to group life insurance were $918 for Mr. Rask, $890 for Mr. O'Keefe, $2,571 for Mr. Adkins, $5,377 for Mr. Bounds and $2,407 for Mr. Richardson.

(3) Mr. Rask became an officer of the Company on June 18, 1996; Mr. O'Keefe on January 12, 1998; Mr. Bounds on October 28, 1996; and Mr. Richardson on July 15, 1996. Mr. Richardson ceased to be an officer on December 31, 1998.

STOCK OPTIONS

       The following table contains certain information with respect to stock options granted to the Named Executive Officers in 1998 under the Marine Drilling 1992 Long-Term Incentive Plan.

                           STOCK OPTION GRANTS IN 1998

                                                     INDIVIDUAL GRANTS
                                       -------------------------------------------------
                                                    PERCENT OF                                      POTENTIAL REALIZABLE
                                                       TOTAL                                           VALUE AT ASSUMED
                                                      OPTIONS     EXERCISE                        ANNUAL RATES OF STOCK PRICE
                                                     GRANTED TO   OR BASE                       APPRECIATION FOR OPTION TERM(2)
                                         OPTIONS     EMPLOYEES     PRICE       EXPIRATION  -----------------------------------------
          NAME                          GRANTED(1)    IN 1998     ($/SHARE)       DATE          0%            5%             10%
-------------------------------------- ------------  ----------   ----------   ----------  ------------  ------------   ------------
Jan Rask .............................         --          --     $     --           --    $       --    $       --     $       --

T. Scott O'Keefe .....................      175,000       20.08%     18.1250   01/12/2008          --       1,994,775      5,055,152
                                             25,000        2.87%      9.4375   11/19/2008          --         148,380        376,024

Hugh L. Adkins .......................      100,000       11.47%     18.1250   01/12/2008          --       1,139,872      2,888,658

V.G. "Buddy" Bounds ..................       75,000        8.61%     18.1250   01/12/2008          --         854,904      2,166,494

Danny R. Richardson ..................       75,000        8.61%     18.1250   03/31/1999          --          67,969        135,938

Gain for all Shareholders
  At Assumed Rates for Appreciation(3)         --                       --           --            --    $249,129,042   $631,528,376

(1) Reflects options to purchase the indicated numbers of shares of the Company's Common Stock. All options granted to the Named Executive Officers were granted under the Marine Drilling 1992 Long-Term Incentive Plan at exercise prices equal to or greater than the average of the high and low price of the Common Stock on the grant date and typically vest over a four year period. If a "change in control" (as defined in the plans) occurs, all options then outstanding shall become fully exercisable, and, unless otherwise determined by the Compensation Committee, the value of outstanding options (other than those granted within the prior six months to persons subject to Section 16 of the Securities Exchange Act of 1934) will be cashed out on the basis of the highest price paid (or offered) during the preceding 60 day period.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by the SEC, and, therefore, are not intended to forecast possible future appreciation, if any, of the stock price. There can be no assurance that the amounts reflected in this table will be achieved.

(3) Amounts were determined based on 52,365,537 shares of the Company's Common Stock outstanding on December 31, 1998, using the Common Stock closing price on December 31, 1998 ($7 9/16) as the base price.

       The following table sets forth information with respect to each named person concerning the exercise of options during the last fiscal year and the number of shares covered by all exercisable and non-exercisable stock options held by the Named Executive Officers at the end of the fiscal year.

                        AGGREGATED 1998 OPTION EXERCISES
                           AND YEAR-END OPTION VALUES

                                             OPTIONS EXERCISED                                            VALUE OF UNEXERCISED
                                       -----------------------------        NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                                           SHARES                          OPTIONS HELD AT 12/31/98           AT 12/31/98(1)
                                          ACQUIRED          VALUE      -----------------------------   -----------------------------
        NAME                            ON EXERCISE       REALIZED      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
------------------------------------   -------------   -------------   -------------   -------------   -------------   -------------
  Jan Rask .........................            --     $        --           333,333         166,667   $        --     $        --
  T. Scott O'Keefe .................            --              --              --           200,000            --              --
  Hugh L. Adkins ...................          18,750         342,075            --           118,750            --            94,922
  V.G. "Buddy" Bounds ..............            --              --            83,333         116,667            --              --
  Danny R. Richardson ..............            --              --            33,333            --              --              --

(1) This valuation represents the difference between $7 9/16, the closing price of the Common Stock on the New York Stock Exchange on December 31, 1998, and the respective exercise prices of the stock options. If a "change in control" (as defined in the plans) occurs, all options then outstanding shall become fully exercisable, and, unless otherwise determined by the Compensation Committee, the value of outstanding options (other than those granted within the prior six months to persons subject to Section 16 of the Securities Exchange Act of 1934) will be cashed out on the basis of the highest price paid (or offered) during the preceding 60 day period.

COMPENSATION COMMITTEE REPORT

COMPENSATION POLICY REGARDING EXECUTIVE OFFICERS

       The Compensation Committee is responsible for the design of the Company's compensation and incentive programs. The Compensation Committee is composed of the undersigned individuals who are non-employee independent directors. The Compensation Committee's goal is to develop and implement compensation and incentive programs which cause the Company's officers and employees to focus on increasing shareholder value as well as attracting, retaining and motivating employees who are capable of furthering that goal.

       The Compensation Committee has established a three-part program with respect to employee compensation. The first component involves providing base salaries that approximate the average for companies comprising the offshore contract drilling industry. With respect to the establishment of compensation for each executive officer, the Compensation Committee considers an individual's past performance and skills, as well as the individual's ability to enhance shareholder value. The second component provides for the payment of performance bonuses which are based upon (i) the Company's financial performance as compared to a peer group of publicly traded offshore drilling contractors, (ii) each individual employee's performance in furtherance of the Company's financial performance and the attainment of the Company's goals with respect to its safety record, customer satisfaction and operational performance, and (iii) each employee's achievement of individual objectives (as applicable). During 1998, the Company's executives received bonuses which reflected their individual attainment of goals as described in (ii) and (iii) above, as well as the Company's financial performance as described in (i). The third component is incorporated into the design of the Marine Drilling 1992 Long-Term Incentive Plan (the "Plan") and provides for the grant of long-term equity-based incentives through the utilization of stock options and restricted stock in order to maintain a continuing emphasis on increasing shareholder value.

       The Omnibus Budget Reconciliation Act of 1993 (the "Act") imposes a limit of $1 million on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to each of its five most highly compensated officers, subject to certain exceptions. While the Compensation Committee cannot predict with certainty how the Company's executive compensation might be affected in the future by the Act or regulations issued thereunder, the Compensation Committee intends to try to preserve the tax deductibility of all executive compensation while maintaining the Company's executive compensation program as described in this report.

DISCUSSION REGARDING COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

       The Compensation Committee established the 1998 base salary of the Company's Chief Executive Officer at $350,000, a level which it believes is approximately average for companies of comparable size in the offshore drilling industry. During 1996, the Company granted Mr. Rask stock options of significant size (500,000 shares) which it believes will maintain a close alignment between Mr. Rask's performance and the shareholder value of the Company. Mr. Rask was paid a performance bonus in February 1999 pursuant to the Plan in the amount of $107,059 as determined by the Company's 1998 financial performance. The Company's targeted financial objective represented 40% of Mr. Rask's total potential bonus award. The remaining 60% of Mr. Rask's 1998 bonus award is based upon the achievement of certain non-financial objectives. As such, Mr. Rask is eligible to receive an additional 1998 bonus amount of up to $125,125 to be paid upon the completion of the MARINE 500 and 700 projects. The Compensation Committee believes that Mr. Rask's experience, reputation, performance and impact on the Company's performance justify and reaffirm his compensation and incentive package.


April 8, 1999                           THE PERSONNEL AND COMPENSATION COMMITTEE



                                        Robert L. Barbanell
                                        Howard I. Bull
                                        J. C. Burton

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       Robert L. Barbanell, member of the Compensation Committee, served as the Company's interim President from May 9, 1996 to July 18, 1996. David B. Robson served in 1998 as a member of the Compensation Committee until his resignation from that committee in November 1998. Subsequent to Mr. Robson's resignation, Jan Rask was elected as a director of Veritas DGC Inc. Mr. Robson currently serves as Chairman of the Board and Chief Executive Officer of Veritas DGC Inc.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

       Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires that the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, file by specific dates with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. The Company is required to report in this proxy statement any failure to file by the relevant due date any of these reports during the preceding fiscal year.

       To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1998, all
Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent beneficial owners were timely satisfied.

OTHER MATTERS

       EMPLOYMENT AGREEMENTS -- The Company entered into an employment agreement with Mr. Rask on June 18, 1996 and with Mr. O'Keefe on January 12, 1998. The initial term of each employment agreement is two years, which term will automatically extend for additional successive one-year periods unless terminated by the executive or the Company. Pursuant to the terms of the employment agreements, Mr. Rask's and Mr. O'Keefe's annual base salary will not be less than $300,000 and $210,000, respectively. If the executive's employment terminates, he will generally be entitled to severance pay equal to the greater of one year's then current base salary or the base salary payable during the remainder of the initial two year term. However, if such termination occurs during the two year period following a change in control as defined in the Company's 1992 Long-Term Incentive Plan, the executive will generally be entitled to severance pay equal to two year's then current base salary. The employment agreements also provide for tax gross up payments under certain circumstances. All of the stock options granted to such executives in connection with the entering into of such employment agreements generally provide for accelerated vesting in the event of termination of employment under circumstances in which the executive would be entitled to severance payments.

       SEVERANCE AGREEMENTS --The Company has entered into severance agreements with Messrs. Adkins and Bounds and with other officers and key personnel. These agreements generally provide that the covered persons will receive severance pay equal to 100% of their base salary and specified medical and other employee benefits (depending on the person) in the event of an involuntary termination as defined in the agreements. Certain of the severance agreements, including those applicable to Messrs. Adkins and Bounds, provide that if the termination occurs after a change in control as defined in the Company's 1992 Long-Term Incentive Plan, the officer will receive severance pay equal to 200%, rather than 100%, of their base salary. The agreements also generally provide for the accelerated vesting of stock options granted prior to December 31, 1995 in the event of an involuntary termination and for the accelerated vesting of all stock options in the event of a change in control.

      DEFERRED COMPENSATION PLAN -- The Company adopted the Marine Drilling Companies, Inc. Deferred Compensation Plan (the "Management Plan") effective December 31, 1994. The Management Plan was amended and restated effective July 1, 1996. Eligibility for plan participation is determined by the plan's administrative committee, which consists of Mr. Gentry, Mr. O'Keefe and Mr. Wilhelm. At April 8, 1999, eleven of the Company's management employees were eligible to participate in the plan, of which four were actively participating. Under the Management Plan, the participating employees may elect (i) to defer up to 80% of compensation after reaching the annual deferral limitations applicable to the Company's 401(k) plan and (ii) to defer any excess Company matching contributions refunded by the Company's 401(k) plan. The Company matches participants' contributions to the Management Plan on a dollar-for-dollar basis up to 6% of their eligible compensation. All participant deferrals and Company matching contributions are deposited into a Rabbi trust established for the Management Plan and administered by Merrill Lynch Trust Company of Texas who also serves as trustee. As of December 31, 1998, the assets held by the Management Plan totaled approximately $333,000. The assets held by the trust on behalf of the Management Plan are subject to the claims of the Company's creditors.

                               PERFORMANCE GRAPH

       The following performance graph compares the cumulative total shareholder returns from the end of 1993 through the end of 1998 with Standard & Poor's 500 Stock Index, and the Company's peer group index, SCI Index.

       Listing and trading of the Common Stock was moved from the Nasdaq Stock Market to the New York Stock Exchange, Inc. on August 14, 1998. Therefore, the Company has chosen the Standard & Poor's 500 Stock Index as its broad comparative index for inclusion in prospective performance graphs. Due to this transition, both the Standard & Poor's 500 Stock Index and the Nasdaq Stock Market Composite Index are displayed in the performance graph.

       The SCI Index includes Atwood Oceanics, Inc., Diamond Offshore Drilling, Inc., ENSCO International, Inc., Global Marine, Inc., Marine Drilling Companies, Inc., Noble Drilling Corporation, Pride International, Inc. R & B Falcon Corporation, Rowan Companies, Inc., Santa Fe International Corporation, Smedvig a.s., and Transocean Offshore Drilling, Inc. The performance graph assumes that $100 was invested in each of these categories on December 31, 1993, and that all dividends were re-invested. The Company has not paid any cash dividends during the periods covered by the graph.

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]


                                  DEC 93  DEC 94  DEC 95  DEC 96  DEC 97  DEC 98
                                  ------  ------  ------  ------  ------  ------
MARINE DRILLING COMPANIES, INC.   $  100  $   52  $   89  $  342  $  361  $  132
S&P 500 INDEX .................      100      98     132     159     208     264
SCI INDEX .....................      100      82     158     375     482     176
NASDAQ INDEX ..................      100      98     138     170     208     293

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       None.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

       The firm of KPMG, LLP has been selected as Auditor of the Company for the 1999 calendar year. That firm served as Auditor of the Company for the 1998 calendar year. A representative of KPMG, LLP will be in attendance at the Annual Meeting with the opportunity to make a statement and to be available to respond to appropriate questions.

STOCKHOLDERS' PROPOSALS

       Under the rules of the Securities and Exchange Commission, proposals of shareholders to be considered for inclusion in the proxy statement and form of proxy for the 2000 annual meeting must be received by the Company at its offices at One Sugar Creek Center Blvd., Suite 600, Sugar Land, Texas 77478-3556,
Attention: Secretary, no later than December 10, 1999, and must otherwise meet the requirements of those rules. The date after which a shareholder proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 is considered untimely for the 2000 annual meeting is February 23, 2000, calculated as provided in Rule 14a-4(c)(1) under the Securities Exchange Act of 1934.

ANNUAL REPORT

        The Company's Annual Report for the year ended December 31, 1998, which includes, among other things, the Company's audited consolidated balance sheets of December 31, 1998 and 1997, respectively, and audited consolidated statements of income and changes in financial position for each of the years ended December 31, 1998, 1997 and 1996, respectively, will be mailed with this Proxy Statement. Additional copies are available from the Company upon request.

EXPENSES OF SOLICITATION

       The cost of this solicitation will be borne by the Company. It is expected that the solicitation of proxies will be primarily by mail and telephone. The Company has arranged for American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005 to tabulate proxies in such manner at no cost other than out-of-pocket expenses. Proxies may also be solicited personally by directors, officers, and other regular employees of the Company in the ordinary course of business and at nominal cost. Proxy materials will be provided for distribution through brokers, custodians, and other nominees or fiduciaries to beneficial holders of the Common Stock. The Company expects to reimburse such parties for their reasonable out-of-pocket expenses incurred in connection therewith.

OTHER MATTERS

       While management has no reason to believe that any other business will be presented, if any other matters should properly come before the Annual Meeting, the proxies will be voted as to such matters in accordance with the best judgment of the proxy holders. The approval of such other matters will require the affirmative vote of the majority of the shares of Common Stock represented at the meeting, in person or by proxy. Abstentions from voting and broker non-votes will have the same legal effect as a vote against such matter.

                                             By Order of the Board of Directors,



                                             T. Scott O'Keefe
                                             Secretary

Sugar Land, Texas
April 8, 1999

                        MARINE DRILLING COMPANIES, INC.
                PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

The undersigned hereby appoints T. Scott O'Keefe and Jan Rask,or either of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Marine Drilling Companies, Inc. ("the Company") to be held at the Windsor Court Hotel located at 300 Gravier Street, in New Orleans, Louisiana on Thursday, May 13, 1999 at 1:00 p.m., central daylight time, and at all adjournments or postponements thereof, hereby revoking any proxies heretofore given, all shares of common stock of the Company held or owned by the undersigned as directed hereon.

                         (To be Signed on Reverse Side)

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                        MARINE DRILLING COMPANIES, INC.

                                  MAY 13, 1999
--------------------------------------------------------------------------------
A [X] Please mark your
      votes as in this
      example.
                                              WITHHOLD
                      FOR all                AUTHORITY
                      nominees            to vote for all
                      listed              nominees listed
1. Election of         [ ]                       [ ]
   Directors

[ ] For all nominees listed except vote
    withheld for the following nominee(s)

-----------------------------------------
-----------------------------------------

Nominees: Robert L. Barbanell
          David A. B. Brown
          Howard I. Bull
          J.C. Burton
          Jan Rask
          David B. Robson
          Robert C. Thomas

2. In their discretion, upon any other matter which may properly come before the meeting or at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, IF NO DIRECTION IS MADE, THE PERSONS NAMED HEREIN INTEND TO VOTE FOR THE ELECTION OF THE NAMED NOMINEES FOR DIRECTOR.

PLEASE DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.



SIGNATURE(S)_______________________________________________   DATE______________

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian please give full title as such.